Exhibit 10.2

May 11, 2007

Via Hand Delivery

William H. Baum

Diversa Corporation

4955 Directors Place

San Diego, CA 92121-1609

Re: Amendment to your employment agreement

Dear Bill:

As you know, the Boards of Directors of Diversa Corporation (the “Parent”) and Celunol Corp. (the “Company”) have agreed to a merger transaction as contemplated by that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Parent, Concord Merger Sub., Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and William Lese as the Company Stockholders’ Representative. The Merger Agreement contemplates that upon the consummation of the transactions contemplated in the Merger Agreement (the “Closing Date”), Merger Sub will merge with and into the Company with the Company being the surviving corporation as a wholly-owned subsidiary of Parent (the “Closing”). This letter sets forth certain terms and conditions of our agreement (the “Agreement”) regarding your continued employment in anticipation of and in connection with the merger and thereafter, and amends the existing employment agreement between you and the Parent dated July 31, 1997 (the “Original Employment Agreement”). Except as specifically amended by this letter, the terms of the Original Employment Agreement shall remain in full force and effect.

1. CONTINUED EMPLOYMENT AND COMPENSATION. You will continue to be employed by the Parent as Executive Vice President, Corporate Development, you will additionally assist in transition activities until the Closing Date, and you will be offered a position as a regular employee of the Company following the Closing, at an annual base salary rate for 2007 of three hundred sixty-seven thousand four hundred twenty-two dollars ($367,422.00) (the “Base Salary”). During your service pursuant to this Agreement you shall be eligible to participate in all fringe benefit programs provided to senior executives of the Parent, or the Company (following the Closing Date), as applicable.

2. RETENTION INCENTIVE BONUS. Provided that the Closing occurs, you will be eligible for a cash bonus in the total sum of two hundred seventy-five thousand five hundred sixty-six dollars and fifty cents ($275,566.50), less required withholdings (the “Retention Incentive Bonus”), which shall be paid to you: i) if you are employed by the Parent or the Company on February 11, 2008, within five (5) business days of such date; or ii) if you are terminated by the Company without Cause before February 11, 2008, within five (5) business days of your delivery to the Company of a fully effective release in the form attached hereto as Exhibit A, or in such other form as the Company or Parent may require.

2.1 Cause. For purposes of this Agreement, “Cause” shall mean you have:

i) been indicted for or convicted of or pleaded guilty or no contest to any felony or crime involving dishonesty that is likely to inflict or has inflicted demonstrable and material injury on the business of the Parent and/or the Company;

ii) participated in any fraud against the Parent and/or the Company;

iii) willfully and materially breached a material policy of the Parent and/or the Company;

iv) intentionally damaged any property of the Parent and/or the Company thereby causing demonstrable and material injury to the business of the Parent and/or the Company;

v) willfully and materially breached your Employee Inventions and Non-Disclosure Agreement with the Parent and/or the Company;

vi) refused to perform your duties pursuant to this Agreement; or

vii) for any reason resigned your employment.

3. RESTRICTED STOCK AWARD. In consideration of your services in connection with the closing of the Merger Agreement and the associated transition efforts, you will be granted a restricted stock award of twenty thousand (20,000) shares of the Parent’s common stock (the “Merger RSA”). Twenty-five percent (25%) of the Merger RSA shares shall vest upon the Closing of the Merger contemplated by the Merger Agreement. If the Closing occurs, the remaining seventy-five percent (75%) of the Merger RSA shares shall vest in equal quarterly installments over the succeeding eight (8) calendar quarters following the Closing for as long as you are employed by the Company or the Parent. Notwithstanding the foregoing, vesting shall immediately cease in the event that the Company’s Chief Executive Officer or the Company’s Board of Directors shall have reached a reasonable and good faith determination that: i) you have disparaged or threatened to disparage the Parent and/or the Company, their affiliates, or their officers, directors, or employees; ii) you have breached or threatened to breach your Employee Inventions & Non-Disclosure Agreement with the Parent, or any similar agreement entered into between you and the Company; or iii) you have disclosed or threatened to disclose any part or aspect of the Parents’ and/or the Company’s proprietary information.

4. TAX TREATMENT.

4.1 Parachute Payment. If any payment or benefit you would receive pursuant to a change of control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Parent and/or Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of vesting of stock awards; reduction of employee benefits. In the event that vesting of stock award compensation is to be reduced, such vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Parent for general audit purposes as of the day prior to the effective date of the change of control shall perform the foregoing calculations. If the accounting firm so engaged by the Parent is serving as accountant or auditor for the individual, entity or group effecting the change of control, then the Parent shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Parent shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Parent within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Parent) or such other time as requested by you or the Parent. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Parent with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Parent.

4.2 Application of Internal Revenue Code Section 409A. Severance-related benefits paid to you, to the extent of payments made from the date of termination of your employment through March 14th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 14th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision. Notwithstanding the foregoing, if the Company determines that any other payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Section 409A(a)(1) of the Code.

Please signify your agreement to the foregoing amendment by signing as indicated below and returning your signature to me.

Sincerely,

DIVERSA CORPORATION

/s/ Peter Johnson
By	Peter Johnson
Chairman, Compensation Committee of the Board of Directors

HAVING READ AND UNDERSTOOD THE FOREGOING, I HEREBY AGREE TO THE TERMS AND CONDITIONS STATED ABOVE.

/s/ William H. Baum	Dated:	May 11, 2007
William H. Baum

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE BEFORE

FEBRUARY 11, 2008

In consideration of the payments and other benefits set forth in the Employment Agreement dated                     , 2007 (the “Agreement”) to which this form is attached, I, WILLIAM H. BAUM hereby furnish DIVERSA CORPORATION and CELUNOL CORP. and any and all affiliated, subsidiary, related, or successor corporations (collectively the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired.

I acknowledge my continuing obligations under my Employee Inventions and Non-Disclosure (“NDA”).

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and the Chief Executive Officer of the Company.

Date:	By:
WILLIAM H. BAUM